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                                                                   Exhibit 2.6

                       CERTIFICATE OF OWNERSHIP AND MERGER

                                     MERGING

                            CYTATION.COM INCORPORATED
                            (a New York corporation)

                                      INTO

                          COLLEGELINK.COM INCORPORATED
                            (a Delaware corporation)

                         PURSUANT TO SECTION 253 OF THE
                        DELAWARE GENERAL CORPORATION LAW


         Cytation.com Incorporated, a corporation organized and existing under the laws of New York, ("Cytation") does hereby certify as follows:

         1. That this corporation was incorporated on the 2nd day of April, 1969, pursuant to the New York Business Corporation Law, the provisions of which permit the merger of a corporation of another state and a corporation organized and existing under the laws of New York.

         2. That this corporation owns all the issued and outstanding capital stock of CollegeLink.com Incorporated, a corporation incorporated on the 1st day of November, 1999, pursuant to the Delaware General Corporation Law ("CollegeLink").

         3. That the directors of this corporation, by the following resolutions of its Board of Directors duly adopted at a meeting of the Board of Directors on November 11, 1999, determined to merge itself into said CollegeLink (the "Merger"):


         RESOLVED:   That the Board of directors deems it advisable and in the
                     best interests of the Corporation for the Corporation to enter into an Agreement and Plan of Merger, a copy of which has been presented to and reviewed by the Directors and is hereby ordered filed with the minutes of this meeting (the
                     "Merger Agreement"), pursuant to which, among other things,
                     (i) the Corporation will be merged with and into CollegeLink.com Incorporated, a Delaware corporation and wholly owned subsidiary of the Corporation ("CollegeLink"), with CollegeLink continuing as the surviving



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                     corporation; and (ii) shares of CollegeLink will be issued to the shareholders of the Corporation upon surrender of any certificates therefor at the rate of one (1) share of the common stock of CollegeLink for each share of common stock of the Corporation, one (1) share of the Series A Convertible Preferred Stock of CollegeLink for each share of Series A Convertible Preferred Stock of the Corporation, one (1) share of the Series B Convertible Preferred Stock of CollegeLink for each share of Series B Convertible Preferred Stock of the Corporation, and one (1) share of the Series C Convertible Preferred Stock of CollegeLink for each share of Series C Convertible Preferred Stock of the Corporation;

         RESOLVED:   That the form, terms and provisions of the Merger
                     Agreement, and the transactions contemplated thereby, be, and they hereby are, authorized, adopted and approved; and that the President and Secretary of the Corporation be, and they hereby are, authorized to execute and deliver, for and on behalf of the Corporation and in its name, the Merger
                     Agreement, with such changes, additions, modifications, and deletions thereto as the President may approve, such officers' execution thereof to be conclusive evidence of such approval and of the authorization thereof by this Board of Directors;

         RESOLVED:   That the Merger Agreement be submitted to the stockholders of the Corporation for their consideration and approval;

         RESOLVED:   That upon approval of the Merger Agreement by such
                     stockholders, the Corporation merge with and into CollegeLink (the "Merger"), effective as of the filing of the necessary documents with the states of New York and Delaware, pursuant to Sections 905 and 907 of the New York
                     Business Corporation Law, Section 253 of the Delaware
                     General Corporation Law and the Merger Agreement; and

         RESOLVED:   That officers of the Corporation be, and they hereby are,
                     without further authorization of the Board of Directors, severally authorized, for and on behalf of the Corporation and in its name, to execute and deliver any and all documents required to consummate the Merger, including, but not limited to, a Certificate of Ownership and Merger for filing with the Secretary of State of the State of Delaware and a Certificate of Merger for filing with the Department of State of the State of New York, and, in connection therewith, to take any and all such actions and to execute, with a corporate seal if deemed desirable, and deliver any and all other agreements, instruments, documents, opinions, certificates and/or other writings as the officer so acting shall deem appropriate and desirable to carry into effect the foregoing Resolutions or any part or parts thereof; and that the taking of any such action and the execution of any such writing shall be conclusive evidence that the action so taken or the writing or writings so executed were authorized by this Resolution.



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         4. That the proposed Merger has been adopted, approved, certified, executed and acknowledged by Cytation in accordance with the laws of the State of New York, under which Cytation was organized.

         IN WITNESS WHEREOF, Cytation has caused this Certificate of Ownership and Merger to be executed in its name on November 15, 1999.

                                          CYTATION.COM INCORPORATED


                                          By: /s/ Kevin J. High
                                              --------------------------------
                                              Kevin J. High
                                              President













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